 EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the Effective Date (as hereinafter defined) by and between KT CHEMICALS, INC., a Texas corporation (hereinafter referred to as “Company”), and KARL M TAFT III, an individual residing in Dallas County, Texas (hereinafter referred to as “Employee”).  Company and Employee are sometimes hereinafter collectively referred to as the “Parties.”

R E C I T A L S:

WHEREAS, Company desires to employ Employee as an officer and an employee of the Company, and Employee desires to be so employed by Company on the terms and conditions hereinafter set forth; and

WHEREAS, this Agreement is a condition to the closing of a transaction pursuant to which ZEC, Inc., a Delaware corporation (“ZEC”), is acquiring all of the outstanding capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, it is AGREED as follows:

1. Definitions.  For the purposes of this Agreement, the following words shall have the following meanings:

(a)  “Affiliate”, with respect to any particular individual or entity, means any other individual or entity who controls, is controlled by, or is under common control with, such individual, corporation, limited liability company or other related entity, either directly or indirectly.

(b)  “Cause”, for purposes of termination under Section 6 hereof, means any one or more of the following circumstances, following the expiration of the applicable cure period, if any, set forth below:  (i) any material breach of this Agreement by Employee; (ii) any gross negligence or willful misconduct on the part of Employee in the performance of his/her duties as an employee of Company; (iii) Employee being charged with a felony or any other act involving theft, fraud, dishonesty, or crime of moral turpitude; (iv) any material violation by Employee of any of Company's stated employment policies and/or procedures, as such may be adopted by Company from time to time; (v) any breach by Employee of any fiduciary obligations owed by Employee to Company by virtue of Employee's status as an officer of Company; (vi) any insubordination by Employee or any failure by Employee to use his/her best efforts to discharge his/her duties and obligations to Company hereunder; (vii) any alcohol or chemical dependence by the Employee which adversely affects the performance of his/her duties and responsibilities to Company; (viii) any violation of Employee's covenants set forth in Section 7 below; or (ix) Employee’s resignation without Good Reason or retirement; provided, however, that in the case any of the circumstances set forth in subsections (i), (ii), (iv), or (vi) above are alleged by Company, Employee shall be entitled to prior written notice of such allegation(s) and shall have a period of twenty (20) days to cure before any such circumstance shall be deemed “Cause” for purposes of this Agreement.

(c)

 “Competing Business” means any business that involves the conception, development, sale, servicing, production, and/or delivery of a Competing Product or Service as of the relevant date of determination.

(d) “Competing Product or Service” means any goods and/or services that are similar in form or purpose to the goods or services offered or sold by Company or its Affiliates as of the relevant date of determination.

(e) “Confidential Information” means any and all information pertaining to Company and its business and operations (whether or not marked or otherwise specifically designated as proprietary or confidential) that is either owned or used by or otherwise in the possession of Company, including, but is not limited to, any information regarding Company, including but not limited to Company's methodology and/or technology; any products and services, sales methodologies and training techniques; any intellectual property owned, licensed or used by Company; any of Company's business plans, marketing plans, cost and pricing information, customer and prospect information and lists, customer needs and preferences, or suppliers and vendors; information; and any  financial information, compensation and benefit information, and other information provided to Company or any of its Affiliates by any third party under restrictions against disclosure or use by Company or others. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) as of the Effective Date is, or thereafter becomes, generally known by the public other than by disclosure in violation hereof, or (ii) was independently developed by Employee, or otherwise in Employee's possession on a non-confidential basis,  prior to  the Effective Date.

(f) “Conflict of Interest” means any activity which might adversely affect Company or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which Company does business.

(g) “Customer” means individual or entity who as of the date of determination is, or at any time within the preceding twelve (12) months was, either a customer of Company or a prospect identified in writing as such by Company.

(h) “Effective Date” means the first date upon which Employee commences employment hereunder.

(i) “Good Reason” means the election of Employee to terminate the Initial Term prior to the scheduled termination set forth in Section 1(j) below as a result of (A) a change of control of Company or (B) an adverse change by Company without the consent of Employee of any of Employee’s (i) title as an officer, (ii) material duties assigned to Employee, (iii) compensation components or (iv) domicile (within 25 miles of Employee’s current residence).

(j) “Initial Term” means the three (3) year period beginning on the Effective Date and ending on the third anniversary thereof.

2. Agreement to Employ; Election as Officer.   Company shall, and hereby does agree to, employ Employee, and Employee shall and hereby does agree to be employed by Company in the capacity as President of Company. In such capacity, Employee shall be responsible for and shall perform his/her duties and responsibilities as specified in Section 3 below. During the term of this Agreement, Employee shall also be elected by the Board of Directors of the Company, as the formal President of Company.

3. Employee's Duties and Responsibilities.    Commencing on the Effective Date, Employee shall faithfully and diligently render his services to Company, and shall use his best efforts and good faith in rendering his services.  Employee’s primary responsibility during the Initial Term of this Agreement will be management of the day-to-day operations of Company.  Employee agrees to devote his fulltime efforts, abilities, and attention (defined to mean not less than forty (40) hours/week and not less than five (5) business days/week to accommodate Employee’s request for a flexible schedule) to the business of Company, and shall not engage in any activities which will interfere with such efforts.  Notwithstanding the foregoing, Company is aware that Employee currently has other business interests that are unrelated to the Company, and accordingly, nothing herein shall prohibit Employee from participating in such authorized non-Company business or community service activities that do not interfere with his/her ability to perform his duties under this Agreement.

4. Compensation and Benefits.  In return for the services to be provided by Employee pursuant to this Agreement, Company agrees to pay Employee as follows during the Initial Term:

(a) Compensation.  “Base Salary” shall be payable at the rate of $10,000 per month, to be increased by ten percent (10%) each anniversary of this Agreement, such amounts to be payable in accordance with Company’s customary payroll practices.  Additionally, Employee shall be eligible to receive, and Company shall pay, the revenue/profit incentive bonus set forth on Exhibit “A” attached hereto based upon Company’s performance.

(b) Expenses.  Employee shall be reimbursed for all reasonable business related expenses when timely submitted to Company in accordance with Company’s standard policies and procedures and as approved by the Company.

(c) Medical, Life, and Disability Insurance and Other Benefits.  Company will pay Employee’s out-of-pocket costs to secure family medical coverage, life, and disability insurance, unless and until such time as Company offers group insurance coverage to its employees. Until such time as Company has a defined plan, Employee shall be entitled to establish a medical expense reimbursement plan for family medical expenses not covered by insurance. If Company offers group insurance coverage to its employees, Employee’s participation shall be subject to the generally applicable terms and conditions proscribed for employees at Employee’s level under the group insurance plan, as it may be changed from time to time.

(d) Holiday Pay.  Employee shall be entitled to take off work with pay on all major U.S. holidays recognized by Company.

(e) Personal Time Off.  Employee will be provided twenty-one (21)  days paid time off each year for 2017, plus an additional seven (7) days per year for 2018 and 2019, to be used for vacation or sick days in accordance with and subject to Company’s employee vacation and /or paid leave policies.

(f)

Company Vehicle.  Company will provide Employee a vehicle, owned and insured by Employee, for Employee’s use in conducting business on behalf of Company.

(g) Stock Option Grants.  Employee shall be eligible to receive ZEC stock options, which will be granted in the discretion of the ZEC Board of Directors, based on Company performance and Employee’s additional contributions to the profitable growth of ZEC.

5. Term.  The Initial Term of this Agreement shall be three (3) years from the Effective Date unless sooner terminated pursuant to Section 6 below. If this Agreement is not otherwise terminated as hereinafter provided, at the conclusion of the Initial Term hereof, this Agreement shall continue on a year-to-year basis, it being understood that Employee's  employment is "at will," under the terms of this Agreement following such Initial Term.

6. Termination.

(a)  Company may terminate Employee's employment immediately, without prior notice to Employee or Employee's estate, upon Employee’s death or permanent disability (with the understanding that for purposes hereof “permanent disability” shall mean that Employee is unable to perform the essential functions of his/her position, after any reasonable accommodations required by law, for one (1) month or for a cumulative total of 90 days during any one year period).  In the event Employee's employment is terminated as a result of his/her death or permanent disability, Employee (or his/her estate as the case may be) shall be entitled to receive all Base Salary due to Employee hereunder, through the date of termination of the Initial Term. No other amounts shall be due and payable to Employee.

(b)  Company may terminate Employee’s employment without Cause, upon thirty (30) days’ written notice to Employee.  In the event Company terminates Employee's employment without Cause such that the effective date of the termination occurs during the Initial Term, and Employee executes a release of all claims that is satisfactory to Company, Employee shall be entitled to receive all amounts due to Employee hereunder, including bonuses and Base Salary more particularly set forth in Section 4(a) above, through the date of termination of the Initial Term.

(c)  Company may terminate Employee’s employment for Cause.  In the event of termination for Cause, no compensation shall be payable to Employee after the date of termination.

(d)  Employee may also resign upon thirty (30) days prior written notice to Company.  Employee’s resignation without Good Reason shall be treated as the equivalent of a termination by Company with Cause, and at Company’s discretion, Employee shall remain as an employee of Company for the duration of such thirty (30) day period.  During such term, Employee shall use his commercially reasonable efforts to help Company retain its business relationships and to help transition his work to a new employee or employees of Company during the pendency of his/her employment.  Employee’s resignation for Good Reason shall be treated as the equivalent of a termination by Company without Cause, and Employee shall be entitled to receive all amounts due to Employee hereunder, including bonuses and Base Salary more particularly set forth in Section 4(a) above, through the date of termination of the Initial Term.

7. Noncompetition.

(a)  Employee agrees that during the term of Employee’s employment with the Company, and ending upon the second anniversary of the termination of such employment, unless otherwise extended pursuant to the terms of this Section 7, Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or activity that is in competition in any manner whatsoever with the business of the Company, within the State of Texas and any other relevant jurisdiction in which the Company does business.  Employee represents to the Company that the enforcement of the restriction contained in this Section 7 would not be unduly burdensome to Employee.

(b)  Employee agrees that a breach or violation of this covenant not to compete by Employee shall entitle the Company to seek an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant.  Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled.  Further, during any period in which Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that Employee is in breach hereof.

(c)  In addition to the restrictions set forth in this Section 7, Employee shall not, during the term of Employee’s employment agreement with the Company, and ending upon the second anniversary of the termination such employment agreement with the Company, either directly or indirectly, (i) make known to any person or entity the names and addresses of any of the customers of the Company or ZEC, the contacts of the Company or ZEC, or any other information pertaining to such customers or contacts, (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company or ZEC, on whom Employee called or with whom Employee became acquainted during his or her association with the Company or ZEC, or (iii) recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant, or independent contractor of the Company or ZEC.

(d)  If Employee violates any covenant contained in this Section 7 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant.

(e)  The parties to this Agreement agree that the limitations contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable.  However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be amended by the court to the extent required to render it valid and enforceable.

(f)  The parties to this Agreement agree that the limitations contained in this Section 7 shall end, and shall be of no further force or effect, in the event (i) the Company terminates the employment of Employee without Cause or Employee resigns with Good Reason, or (ii) the Company has failed to fulfill the payment obligations to Employee and Michelle Taft set forth in that certain Promissory Note (herein so called) executed in connection with the acquisition of the capital stock of the Company by ZEC and, as a consequence thereof, Employee and Michelle Taft (i) obtain ownership of the assets of the Company or (ii) regain ownership of the capital stock of the Company.

(g)  The parties to this Agreement further agree that in the event the Company terminates the employment of Employee without “Cause” or Employee terminates his employment with the Company without Good Reason, the scope of the limitation contained in Section 7(a) shall be narrowed exclusively to the products then sold by the Company, rather than “any business or activity that is in competition in any manner whatsoever with the business of the Company, within the State of Texas and any other relevant jurisdiction in which the Company does business.”

8. Right to Enter Agreement.  Employee represents and covenants to Company that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a Party or by which he is bound.

9. Assignment.  This Agreement shall inure to the benefit of Company, Company’s Affiliates, and their respective successors, survivors, and/or assigns, without the need for further action by any party.  Employee consents to assignment of this Agreement to any person or entity that acquires Company, in whole or in part, or that is a successor to Company, in whole or in part.  The parties agree that Employee’s services and obligations under this Agreement are personal in nature and cannot be assigned to another person or entity.

10. Binding Agreement.  Employee understands that his/her obligations under this Agreement are binding upon Employee's heirs, successors, personal representatives, and legal representatives.

11. Notices.  All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as follows:

If to Employee:

Karl M. Taft III

1002 North Central Expressway,

Ste. 499

Richardson, Texas 75080

If to Company:

KT Chemicals, Inc.

c/o ZEC, INC.

1002 North Central Expressway, Ste. 495

Richardson, Texas 75080

Attn: E. Thomas Layton, CEO

12. Waiver.  No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.  No provision of this Agreement can be waived except in a writing executed by the party against whom the waiver is to be applied, and no implied or oral waivers shall be enforced.

13. Severability and Reformation.  If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.  Notwithstanding the foregoing, the parties authorize the court or arbitrator(s) enforcing this Agreement to reform the restrictions provided for in Section 7 so as to make the restrictions therein fully enforceable to the maximum extent allowed by law to protect legitimate business interests of Company if the restrictions are found to be unenforceable as written.  Furthermore, any breach by Company of any provision of this Agreement shall not excuse Employee's compliance with the requirements of Section 7, to the extent they are otherwise enforceable.

14. Arbitration. Any dispute that arises out of or is related to either this Agreement, Employee's employment with Company, or the termination or alteration of Employee’s employment with Company that cannot be resolved by the Parties to this Agreement, shall be submitted to final and binding arbitration. Notwithstanding the foregoing, (a) either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of law to enforce restrictions created by Section 7 of this Agreement until such time as an arbitration can be conducted to determine any issues of final relief, and (b) insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this Agreement.  Claims covered by this agreement to arbitrate will be pursued in an individual claimant proceeding and not as part of representative, collective, or class action. This Agreement does not prevent the filing of charges with a government agency like the Equal Employment Opportunity Commission, or participation in any investigation or proceeding conducted by a government agency.  However, Employee agrees not to pursue or accept any legal remedies from Company through any procedure or forum other than the arbitration provided for in this Agreement.  This agreement to arbitrate will be enforced pursuant to the Federal Arbitration Act (“FAA”), except that state law may be applied where necessary to make this agreement to arbitrate enforceable if the FAA does not apply. The arbitration will be conducted by a mutually agreeable arbitration service such as JAMS or the American Arbitration Association (“AAA”) if no other service is agreed upon.  Unless otherwise agreed, the arbitrator shall be selected from a list of no less than seven names through alternative strikes.  No arbitrator will have authority to apply a cause of action or remedy that could not otherwise be applied by a court of law. Upon motion of either party the arbitrator(s) shall dismiss any claim that would be subject to dismissal under the federal summary judgment standard for that claim. Either party may bring an action in a court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, or to vacate an arbitration award.  In an action to vacate an award, the standard of review applied will be the same as that applied by an appellate court reviewing the decision of a trial court sitting without a jury, without any special deference to the arbitrator.  In all other respects, the arbitration procedure will be conducted in accordance with the AAA’s employment dispute resolution rules or other mutually agreeable, arbitration service rules. Employee and Company expressly waive trial by jury for all claims covered by this Agreement.  All other rights, remedies, exhaustion requirements, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.  The prevailing party in the arbitration shall have all of its costs reimbursed by the other party.

15. Entire Agreement.  The terms and provisions contained herein and the Stock Purchase Agreement of even date among ZEC, Michelle Lynn Taft and Employee regarding the sale of the capital stock of Company shall constitute the entire agreement between the Parties regarding the matters covered in this Agreement.  This Agreement and the attachments thereto replace and supersede any and all existing agreements entered into between Employee and Company relating generally to the same subject matter, if any, and shall be binding upon Employee's heirs, executors, administrators, or other legal representatives or assigns.  Employee agrees to the terms of this Agreement based solely upon the information and representations contained in this Agreement and waives any claim to the contrary.  Employee stipulates that he is not relying upon any representations or information provided by Company or any Affiliates, agents, or representatives thereof, that are not expressly contained in this Agreement.

16. Modification of Agreement.  This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Employee and Company.

17. Understand Agreement.  Employee represents and warrants that he has read and understood each and every provision of this Agreement, and Employee understands that he is free to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Employee has freely and voluntarily entered into this Agreement.

18. Effective Date and Survival.  It is understood by Employee that this Agreement shall be deemed made on the Effective Date referenced above. The parties’ obligations shall terminate upon the expiration of Employee’s term of employment under this Agreement, in accordance with its terms; provided, however, that the restrictions on Employee that expressly extend beyond the end of Employee’s employment (specifically including, but not limited to the promises made by Employee in Sections 7 and 14, above) shall survive and remain in full force and effect for the post-termination time periods expressly provided for therein.

19. Construction. The language of this Agreement is the result of arms’ length negotiations between the parties.  The wording of this Agreement shall be given its plain meaning with no presumptions in favor of one party or the other.  Titles and headings shall not be construed to alter or control the substance of any provision.

20. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE SHALL FOLLOW.]

IN WITNESS WHEREOF, the Parties have agreed to the terms of this Agreement as of the effective date first written above.

COMPANY:

KT CHEMICALS, INC.

a Texas corporation

By: _______________________________

         Michelle L. Taft, Board member

EMPLOYEE:

__________________________________

Karl M Taft III, Individually

EXHIBIT “A”

Revenue/Profit Incentive Bonus Schedule

Starting Point [1]	Milestone [1]	Bonus Payment [2]
Closing	$5MM net collected revenue with 28% EBITDA	$400,000
$5MM net collected revenue with 28% EBITDA	$10MM net collected revenue with 32% EBITDA	$800,000
$10MM net collected revenue with 32% EBITDA	$20MM net collected revenue with 32% EBITDA	$1,600,000

1  The net collected revenue and EBITDA figures are measured at the Company level

2  No payment to exceed 30% of EBITDA